CONTACT:
Michael Archer
Controller
Camden National Bank
(800) 860-8821
marcher@camdennational.com

FOR IMMEDIATE RELEASE

Camden National Corporation Announces a 20% Increase
in its Second Quarter 2018 Dividend

CAMDEN, Maine, June 26, 2018 /PRNewswire/ -- Gregory A. Dufour, president and chief executive officer of Camden National Corporation (NASDAQ®: CAC; the "Company") announced today that the board of directors of the Company increased its second quarter 2018 dividend $0.05 per share, or 20%, to $0.30 per share. The dividend is payable on July 31, 2018 to shareholders of record on July 13, 2018.
“We continue to generate capital through solid quarterly performance and benefits of recent tax reform,” said Dufour. "Our capital strength has allowed us to return more capital to shareholders through a 20% increase in our quarterly dividend rate to $0.30 per share."
About Camden National Corporation
Camden National Corporation (NASDAQ:CAC), headquartered in Camden, Maine, is the largest publicly traded bank holding company in Northern New England with $4.1 billion in assets and nearly 650 employees. Camden National Bank, its subsidiary, is a full-service community bank founded in 1875 that offers an array of consumer and business financial products and services, accompanied by the latest in digital banking technology to empower customers to bank the way they want. The Bank provides personalized service through a network of 60 banking centers, 74 ATMs, and lending offices in New Hampshire and Massachusetts, all complemented by 24/7 live phone support. This year marks the 8th time Camden National Bank has received the "Lender at Work for Maine" Award from the Finance Authority of Maine. Comprehensive wealth management, investment, and financial planning services are delivered by Camden National Wealth Management. To learn more, visit www.CamdenNational.com. Member FDIC.